Exhibit 10.57

PROMISSORY NOTE

March 16, 2020

FOR VALUE RECEIVED, SigmaTron International, Inc., a Delaware corporation, located at 2201 Landmeier Road, Elk Grove Village, IL 60007, United States of America ("Maker") promises, jointly and severally if more than one, to pay to the order of FGI Equipment Finance LLC or any subsequent holder hereof (each, a "Payee") at its office located at 777 Yamato Road, Office 135, Boca Raton, FL 33431 or at such other place as Payee may designate as follows:

(a)	the principal sum of One Hundred Seventy-Four Thousand Two Hundred Seventy-Eight and 14/100 United States Dollars ($174,278.14), and

(b)

interest on the unpaid principal balance from April 1st, 2020 through and including the dates of payment, at a fixed interest rate of Eight point Twenty Five percent (8.25%) per annum (the "Contract Rate") in Twenty (20) consecutive quarterly installments of principal and interest as follows:

Periodic Installment		Amount
20	@	$10,722.67

(each, a "Periodic Installment") plus any outstanding and unpaid accrued interest and any and all other amounts due hereunder and under the other Debt Documents (as defined below). For the period from the date hereof through but not including the date of the first Periodic Installment, Maker shall pay Payee interests on the unpaid principal balance in the amount of Five Hundred Ninety Nine and 08/100 United States Dollars ($599.08); such payment shall be due and payable on April 1st, 2020. The first Periodic Installment, plus (as applicable) interest accrued at the Contract Rate on the unpaid principal balance hereunder for the period from April 1st , 2020 through but not including the starting date covered by such first Periodic Installment, shall be due and payable on July 1st, 2020 and the following Periodic Installments including the final installment shall be due and payable on the first day of October, January, April and July of each succeeding year (each, a "Payment Date"), with the last Payment Date being April 1, 2025. All payments shall be applied: first, to interest due and unpaid hereunder and under the other Debt Documents; second, to all other amounts (other than principal) due and unpaid hereunder and under the other Debt Documents, and then to principal due hereunder and under the other Debt Documents. The acceptance by Payee of any payment which is less than payment in full of all amounts due and owing at such time shall not constitute a waiver of Payee's right to receive payment in full at such time or at any prior or subsequent time. Interest shall be calculated on the basis of a 365-day year (or a 366-day leap year, as applicable) and will be charged at the Contract Rate for each calendar day on which any principal is outstanding. The payment of any Periodic Installment after its due date shall result in a corresponding decrease in the portion of the Periodic Installment credited to the remaining unpaid principal balance. The payment of any Periodic Installment prior to its due date shall result in a corresponding increase in the portion of the Periodic lnstallment credited to the remaining unpaid principal balance.

All amounts due hereunder and under the other Debt Documents are payable in the lawful currency of the United States of America. Maker hereby expressly authorizes Payee to insert the date value is actually given in the blank space on the face hereof and on all related documents pertaining hereto.

This Note is secured by that certain Master Security Agreement dated February 4th, 2020 (the "Master Agreement") and may also be secured by a security agreement, chattel mortgage, pledge agreement or like instrument (each of which is hereinafter called a "Security Agreement", and collectively with the Master Agreement and any other document or agreement related thereto or to this Note, the "Debt Documents"), in each case signed by Maker or one of its subsidiaries in favor of Payee.

Conditions Precedent to Funding.  Payee's obligation  to  make the  loan  evidenced  by this Note is subject to the satisfaction of all the following conditions precedent no later than the date hereof, each in form and substance satisfactory to Payee at its sole discretion: (i) Payee shall have received the Collateral Schedule describing the Collateral that secures this Note (the "Collateral Schedule Collateral"), duly executed by Maker; (ii) Payee shall have a first priority  perfected  security interest in the Collateral Schedule Collateral; (iii) no Event of Default (as defined in the Security Agreement) or event which with the passage of time or the giving of  notice  would  become  an Event of Default (a "Default") has occurred under the Debt Documents; and (iv) as of the date hereof, there will have been no adverse change (as determined by  Payee  in  its sole discretion)  in the business prospects or projections, operations, management, financial or other conditions of the Maker or any Guarantor  since the date of the  Master Agreement.  If any such condition precedent is not so satisfied by the date hereof, Payee shall have no obligation to make the loan contemplated under this Note or any other Debt Documents related to this Note.

Time is of the essence hereof. If Payee does not receive from Maker payment in full  of  any Periodic Installment or any other sum due under this Note or any other Debt Document is not received within ten (10) days after its due date: (i) Maker agrees to pay a late fee equal to four percent (4.00%) on such late Periodic Installment or other sum, but not exceeding any lawful maximum, plus such other costs, fees and expenses that Maker may owe as a result of such late payment; and (ii) interests on the due and unpaid Periodic Installment, together with all accrued interest thereon and any other due and unpaid sum payable under this Note or any other Debt Document, shall accrue penalty interests payable at demand  at the lesser of 12.25% per annum  or the highest rate not prohibited by applicable law until all such amounts are paid; provided  that, before delay on payment constitutes an event of default hereunder, Maker shall have 10 days after receipt of notice from Payee to cure such default.  However,  if an Event of Default  (as defined  in the Security Agreement) occurs and is continuing, then the entire principal sum remaining unpaid, together with all accrued interest thereon and any other sum payable under this Note or any other Debt Document, at the election of Payee, shall immediately become due and payable,  or, with respect to an Event of Default arising under Section 5(viii)(E) of the Master Agreement,  shall become automatically due and payable, in each case, with  interest  thereon at the lesser of 12.25% per annum or the highest rate not prohibited by applicable law from the date of such accelerated maturity until paid (both before and after any judgment). The application of such 12.25% interest rate shall not be interpreted or deemed to extend any cure period set forth in this Note or any other Debt Document, cure any default or otherwise limit Payee's right or remedies hereunder or under any Debt Document.

Maker may prepay in full, but not in part, all outstanding amounts hereunder before they are due on any scheduled Payment Date upon at least thirty (30) days' prior written notice to Payee.  Payee is authorized and entitled to apply any amounts paid by Maker as a prepayment of indebtedness to delinquent interest or other amounts (other than principal) due and owing from Maker to Payee hereunder and under any other Debt Documents before application of such funds to principal outstanding hereunder.

If Maker makes a prepayment of this Note for any reason, Maker shall pay irrevocably and in full to Payee (i) all outstanding principal amounts, (ii) all accrued interest, (iii) the Break-Funding Costs (as defined below), (iv) the Prepayment Fee (as defined below) and (v) any and all other amounts due hereunder or under the other Debt Documents. Maker specifically acknowledges that, to the fullest extent allowed by applicable law, it shall be liable for the Break-Funding Costs and the Prepayment Fee on any acceleration hereof or under the other Debt Documents. In the event of an acceleration hereof or under the other Debt Documents, the Break-Funding Costs and the Prepayment Fee shall be determined as if (a) Maker prepaid this Note in full immediately before such acceleration and (b) the prepayment notice referred to above was received by Payee thirty (30) days prior to such date.

For purposes hereof, the term ·'Prepayment Fee" shall be an amount equal to an additional sum equal to the following percentage of remaining principal balance for prepayments occurring in the indicated period: five percent (5.0%) (for prepayments occurring prior to the first anniversary of the date hereof); four percent (4.0%) (for prepayments occurring on and thereafter and prior to the second anniversary of the date hereof); three percent (3.0%) (for prepayments occurring on and thereafter and prior to the third anniversary of the date hereof); and two percent (2%) (for prepayments occurring any time thereafter). For the purposes hereof, the term "Break-Funding Costs" means the amounts that would be payable to Payee if Payee incurs in additional costs and expenses as a result of the interruption of the term of this Note, which shall be equal to (i) the net present value of the remaining scheduled principal and interest payments through the end of the term of this Note (including any balloon or other amount of principal payable that but for the prepayment of this Note would be payable on or prior to the scheduled maturity date hereof), at the LIBOR Rate (as defined below) published on the date of execution of this Note, less (ii) the net present value of the remaining scheduled principal and interest payments through the end of the term of this Note (including any balloon or other amount of principal payable that but for the prepayment of this Note would be payable on or prior to the scheduled maturity date hereof), at the LIBOR Rate published on the date of the prepayment, provided however that the Break Funding Costs shall be deemed zero if the calculation results in a negative number. Por purposes hereof, the term "LIBOR Rate" means on the applicable determination date, the rate applicable in the London interbank market for deposits in United States Dollars for a period of three months, as published in the Wall Street Journal or, in its absence, on Page 3750 of the Telerate Service (or any other page that replaces Page 3750), as of 11:00 a.m., London time, on the date that is two business days prior to the applicable payment date, or if the LIBOR Rate ceases to be published, the interest rate that replaces it published in the Wall Street Journal or, failing that, on Page 3750 of the Telerate Service (or any other page that replaces Page 3750).

Maker hereby consents to any and all extensions of time, renewals, waivers or modifications of, and all substitutions or releases of, security or of any party primarily or secondarily liable on this Note or any other Debt Document or any term and provision of either, which may be made, granted or consented to by Payee, and agrees that suit may be brought and maintained against Maker and/or any and all sureties, endorsers, guarantors or any others who may at any time become liable for payments and performance under this Note and any other Debt Documents, at the election of Payee without joinder of any other as a party thereto, and that Payee shall not be required first to foreclose, proceed against, or exhaust any security hereof in order to enforce payment of this Note. Maker hereby waives presentment, demand for payment, notice of nonpayment, protest, notice of protest, notice of dishonor, and all other notices in connection herewith, as well as filing of suit if permitted by law) and diligence in collecting this Note or enforcing any of the security hereof, and agrees to pay (if permitted by law) all expenses incurred in collection, including Payee's actual attorneys' fees.

The consent to jurisdiction, jury trial waiver and usury provisions contained in the Master Agreement are hereby incorporated by reference as if fully set forth herein. The laws of the State of New York shall govern all matters arising out of, in connection with or relating to this Note and any related Debt Documents, without limitation, validity, interpretation, construction, performance and enforcement thereof (including, without limitation, any claims sounding in contract or tort law arising out of the subject matter hereof and any determinations with respect to post-judgment interest).

This Note and the other Debt Documents constitute the entire agreement of Maker and Payee with respect to the subject matter hereof and supersede all prior understandings, agreements and representations, express or implied.

No variation or modification of this Note, or any waiver of any of its provisions or conditions, shall be valid unless in writing and signed by an authorized representative of Maker and Payee. Any such waiver, consent, modification or change shall be effective only in the specific instance and for the specific purpose given.

Payment Authorization. Payee is hereby directed and authorized by Maker to advance and/or apply the proceeds of the loan as evidenced by this Note following the instructions set forth below:

Amount to be advanced: One Hundred Sixty-Three Thousand Five Hundred Fifty-Five and 47/100 United States Dollars ($163,555.47).

Beneficiary: SigmaTron International, Inc. Bank Name: U.S. Bank National Association Account Number: 1-993-8124-9549

ABA: 071904779

Payee is hereby irrevocably authorized and directed by Maker to apply from the proceeds of the loan evidenced by this Note, the sum of Ten Thousand Seven Hundred Twenty Two and 67/100 United States Dollars ($10,722.67), to constitute and deliver to Payee the Security Deposit pursuant to the terms of Collateral Schedule No. 2 that is part of the Debt Documents.

Any provision in this Note or any of the other Debt Documents which is in conflict with any statute, law or applicable rule shall be deemed omitted, modified or altered to conform thereto.

SigmaTron International, Inc.

By:	/s/ Linda K. Frauendorfer
Name:	Linda K. Frauendorfer
Title:	Vice President Finance, Secretary and Treasurer
Federal Tax ID #:	363918470
Address:	2201 Landmeier Road, Elk Grove Village, IL 60007.